AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

         This Agreement, dated as of December 5th, 2003, is among ConnectivCorp, a Delaware corporation ("Parent"), CTTV Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub") and Majesco Sales Inc., a New Jersey corporation (the "Company"). Parent, Merger Sub and the Company are sometimes referred to herein each, individually, as a "Party" and collectively, as the "Parties." The Parties agree as follows:

1. Reference to Merger Agreement; Definitions. Reference is made to the Agreement and Plan of Merger dated as of November 10, 2003, by and among the Parties. Terms defined in the Merger Agreement and not otherwise defined herein are used herein with the meanings so defined.

2. Amendment to Merger Agreement. The Merger Agreement is amended as follows:

         2.1. Amendment to Section 1.7(a). Section 1.7(a) is hereby amended to read in its entirety as follows:

              "(a) All shares of the Company's common stock, no par value per share ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.12) and any shares of Company Common Stock to be canceled and retired pursuant to
Section 1.8) shall be converted, on a pro rata basis, automatically into the right to receive 15,325,000 fully paid and non-assessable shares of common stock of Parent, par value $0.001 per share ("Parent Common Stock") and 925,000 shares of the Parent's Series A Preferred Stock, par value $0.001 per share, having the rights, preferences, designations and privileges as set forth in Certificate of Designations attached hereto as Exhibit C ("Parent Preferred Stock"), which such shares of Parent Preferred Stock initially shall be convertible into 65,675,000 shares of Parent Common Stock."

         2.2. Amendment to Article II. The first two sentences of Article II are hereby deleted in their entirety and replaced with the following: "Except as set forth in the disclosure letter provided by the Company to Parent on the Closing Date and certified by the President or Chief Executive Officer of the Company (the "Company Disclosure Schedule"), the Company represents and warrants to Parent that the statements contained in this Article II are true, complete and correct in all material respects. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II."

         2.3. Amendment to Section 2.27. The first three lines of section 2.27 up to the words "(collectively, the "Majesco Stockholders") are hereby deleted in their entirety and replaced with the following: "At Closing, each of Jesse Sutton, Joseph Sutton, Adam Sutton, Sarah Sutton, the Jesse M. Sutton Foundation, DA Advisors LLC and Global International Services LLC (collectively, the "Majesco Stockholders")."

         2.4. Addition of Section 5.8. A new Section 5.8 is hereby added to the Merger Agreement to read in its entirety as follows:



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              "5.8 Subsequent  Conversion of Shares.  The Company and the Parent
shall not (directly or indirectly) enter into any arrangement with Albert Ades such that the $1,000,000 loaned by Albert Ades to the Company shall convert into or otherwise entitle Albert Ades to acquire shares of Connectiv Common Stock at a per share price of less than $0.50 (on an as-converted basis and adjusted for any stock splits, stock dividends, recapitalizations and like events)."

         2.5. Addition of Section 5.9. A new Section 5.9 is hereby added to the Merger Agreement to read in its entirety as follows:

              "5.9 Atari Settlement.Without the prior written consent of Atlantis (as hereafter defined), such consent not to be unreasonably withheld or delayed, the Company shall not settle or otherwise compromise the current judgment by Atari against the Company on terms materially different than those currently proposed and disclosed to Parent."

         2.6. Amendment to Section 6.2(d). Section 6.2(d) is hereby amended to read in its entirety as follows:

              "(d) Agreement. Parent shall have terminated the existing consulting agreement and entered into a new agreement (the "Atlantis Agreement") with Atlantis Equities, Inc. ("Atlantis") to provide that, for services rendered prior to the Closing, it shall receive the following: (i) if at least $10,000,000 but less than $15,000,000 in equity or convertible debt (including notes with attached equity securities, other than in connection with customary bank or institutional lending or financing) financing is raised by Parent at any time within one year from the following the Closing, Atlantis or its designees shall receive a payment of $12,500 per month for the 24 months following the consummation of such financing; or (ii) if at least $15,000,000 in equity or convertible debt (including notes with attached equity securities, other than in connection with customary bank or institutional lending or financing) financing is raised by Parent following the Closing, Atlantis or its designees shall receive a one time payment of $300,000."

         2.7. Amendment to Section 6.3(d). Section 6.3(d) is hereby amended to read in its entirety as follows:

              "(d) Satisfaction of Indebtedness. Except for the continuing obligation of the Parent pursuant to the Atlantis Agreement, as amended, the settlement agreements and other obligations set forth on the Parent Disclosure Schedule, the Parent and Subsidiaries shall have no indebtedness, obligations, payables or costs of any kind existing as of the Effective Time (collectively, the "Liabilities") and shall deliver such documents as the Company shall reasonably request to evidence the discharge of all such Liabilities. In addition, except as otherwise set forth herein, all direct and indirect obligations to current and former officers, directors, shareholders and their affiliates, including but not limited to (i) any and all employments agreements, and (ii) that certain lease for space on the 24th floor at 750 Lexington Avenue, New York, New York, shall have been terminated in all respects with no obligations to survive the Closing."



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         2.8.  Amendment to Section 6.3(e).  Section 6.3(e) is hereby amended to read in its entirety as follows:

              "(d) Authorized Stock of Parent. Immediately prior to the Effective Time, Parent shall have no more than 23,000,000 shares of Parent Common Stock outstanding or reserved for issuance with respect to options, warrants or other similar rights, in all respects on a fully diluted basis (not including the options and warrants set forth on Parent's Form 10-QSB for the quarterly period ended September 30, 2003 (other than the 146,608 warrants issued to EFI)), and no shares of Parent Preferred Stock outstanding."

3. Miscellaneous. Except as otherwise set forth herein, the Merger Agreement shall remain in full force and effect without change or modification. This Agreement, the Merger Agreement and other agreements related to the Merger Agreement constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and current understandings and agreements, whether written or oral, with respect to such subject matter. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter, limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns.

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         IN WITNESS WHEREOF,  the parties hereto have executed this Agreement as of the day and year first above written.

                                CONNECTIVCORP.


                                By:
                                   ------------------------------------------
                                   Name
                                   Title


                                CTTV MERGER CORP.


                                By:
                                   ------------------------------------------
                                   Name
                                   Title


                                MAJESCO SALES, INC.


                                By:
                                   ------------------------------------------
                                   Name
                                   Title